Exhibit 99.1

Virage Logic Reports First Quarter Fiscal Year 2008 Results

Revenue of $14.1 Million Increases 7% over Prior Quarter

FREMONT, Calif.--(BUSINESS WIRE)--Virage Logic Corporation (NASDAQ:VIRL), the semiconductor industry’s trusted IP partner and pioneer in Silicon Aware IP™, today reported its financial results for the first fiscal quarter ended December 31, 2007.

Revenues for the first quarter of fiscal 2008 were $14.1 million, compared with $11.5 million for the first quarter of fiscal 2007 and $13.1 million for the fourth quarter of fiscal 2007. License revenue for the first quarter of fiscal 2008 was $10.8 million, compared with $8.4 million for the same period a year ago and $9.9 million for the prior quarter. Royalties for the first quarter of fiscal 2008 were $3.3 million, compared with $3.1 million for the first quarter of fiscal 2007 and $3.2 million for the fourth quarter of fiscal 2007.

As reported under U.S. generally accepted accounting principles (GAAP), net income for the first quarter of fiscal 2008 was $1.1 million, or $0.05 per share, compared with net loss of $1.2 million, or ($0.05) per share for the first quarter of fiscal 2007 and net loss of $376,000 or ($0.02) per share for the fourth quarter of fiscal 2007.

Excluding the effects of FAS123R expense and amortization of intangibles, the company would have reported a net income of $1.4 million, or $0.06 per share. The reconciliation of GAAP to Non GAAP includes $416,000 of stock-based compensation expense and $66,000 of amortization of intangibles and other reduced by $176,000 tax effect for a net total of $306,000.

Dan McCranie, president and chief executive officer of Virage Logic, said, “With a 7% increase in sequential quarterly revenue and a 22% increase year over year, I am encouraged by the progress made in our corporate transformation. Revenue has increased for each of the past three quarters and now stands 33% higher than our Fiscal 2007 low point posted for the March 2007 quarter.

We believe that this continued monotonic increase in revenue through the past several quarters is a direct result of the development, in early 2007, of our advanced 65-nanometer (nm), 45nm and 40nm node memory compilers and logic libraries. In addition, during this past quarter, I am pleased with the contributions made by the Application Specific IP business. This business unit was formed in August 2007, with the acquisition of Ingot Systems, an IP technology company developing advanced DDR memory interface IP. In their first full quarter as part of Virage Logic, this product line delivered license bookings at more than twice our original forecast. In addition, the opportunity pipeline for this product family is robust, giving us confidence that the group will continue to provide strong revenue in the future.

Mr. McCranie continued, “As we continue to broaden our product portfolio, through both organic and inorganic growth, we strengthen our ability to become truly trusted partners with our foundry and fabless semiconductor customers as well as the large integrated device manufacturers (IDMs). These IDMs, in particular, present a strong opportunity for Virage Logic as they continue to execute on their collective strategies to migrate to a fab-lite model. As we have mentioned before, we believe that this migration represents a significant shift in the semiconductor industry. We continue to define, develop and execute new business structures, processes and product portfolios to enable a deeper and more strategic relationship with this customer base. The results of this effort have contributed to our strong recent license booking performance and we believe that these transformational efforts will continue to positively impact our future financial performance.”

Mr. McCranie concluded, “Our opportunity pipeline, particularly at the 65nm, 45nm and 40nm nodes is at a very strong level. We are driving aggressively to convert these opportunities into bookings, and we are all energized at our company as a result. Nevertheless, we are mindful of the recent flurry of negative earnings and revenue forecasts emanating from the semiconductor industry. With that in mind, our guidance for the second quarter of Fiscal 2008 will be for a revenue growth of 2 to 5 percent. This revenue guidance includes royalties in the $3 million range.”

With this revenue forecast, the company expects to report a GAAP net loss of approximately ($0.01) to a net income of $0.01 per share for the three months ending March 31, 2008. The company expects $1.2 million of stock-based compensation expense for the second quarter ending March 31, 2008. Without the impact of FAS123R expense and acquisition related expense, the company would expect earnings per diluted share of $0.03 to $0.05. Although this news release will be available on the company’s website, the company disclaims any duty or intention to update these or any other forward-looking statements.

Conference Call

Virage Logic's management will hold a teleconference on first-quarter fiscal year 2008 results at 1:30 p.m. PACIFIC / 4:30 p.m. EASTERN today, January 30, 2008. Participants can access the call by dialing (888) 413-9033 (domestic) or (706) 679-5076 (international) or can listen via a live Internet webcast, which can be found on the Investor Relations page of the Virage Logic website at www.viragelogic.com. A replay of the call will be available at (800) 642-1687 (domestic) or (706) 645-9291 (international), access number 30258776 through February 2, 2008; and the webcast can be accessed at www.viragelogic.com for 30 days.

About Virage Logic

Founded in 1996, Virage Logic Corporation rapidly established itself as a technology and market leader in providing advanced embedded memory intellectual property (IP) for the design of complex integrated circuits. Today, as the semiconductor industry's trusted IP partner, the company’s Silicon Aware IP offering (embedded memories, logic libraries and I/Os) includes silicon behavior knowledge for increased predictability and manufacturability. Through its recent acquisition of Ingot Systems, the company has expanded its product offering to include Application Specific IP (ASIP) solutions such as Double Data Rate (DDR) Memory Controllers and design services. Virage Logic's highly differentiated product portfolio provides higher performance, lower power, higher density and optimal yield to foundries, integrated device manufacturers (IDMs) and fabless customers who develop products for the consumer, communications and networking, hand-held and portable, computer and graphics, automotive, and government and military markets. The company uses its FirstPass-Silicon Characterization Lab™ for certain products to help ensure high quality, reliable IP across a wide range of foundries and process technologies. The company also prides itself on providing superior customer support and was named the 2006 Customer Service Leader of the Year in the Semiconductor IP Market by Frost & Sullivan. Headquartered in Fremont, California, Virage Logic has R&D, sales and support offices worldwide. For more information, visit www.viragelogic.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Statements made in this news release, other than statements of historical fact, are forward-looking statements, including, for example, statements relating to company trends, business outlook and technology leadership. Forward-looking statements are subject to a number of known and unknown risks and uncertainties, which might cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include Virage Logic’s ability to improve its operations; its ability to forecast its business, including its revenue, income and order flow outlook; Virage Logic’s ability to execute on its strategy; Virage Logic’s ability to continue to develop new products and maintain and develop new relationships with third-party foundries and integrated device manufacturers; adoption of Virage Logic’s technologies by semiconductor companies and increases or fluctuations in the demand for their products; the company’s ability to overcome the challenges associated with establishing licensing relationships with semiconductor companies; the company’s ability to obtain royalty revenues from customers in addition to license fees, to receive accurate information necessary for calculating royalty revenues and to collect royalty revenues from customers; business and economic conditions generally and in the semiconductor industry in particular; competition in the market for semiconductor IP platforms; and other risks including those described in the company’s Annual Report on Form 10-K for the period ended September 30, 2007, and in Virage Logic’s other periodic reports filed with the SEC, all of which are available from Virage Logic’s website (www.viragelogic.com) or from the SEC’s website (www.sec.gov), and in news releases and other communications. Virage Logic disclaims any intention or duty to update any forward-looking statements made in this news release.

All trademarks are the property of their respective owners and are protected herein.

Reconciliation of GAAP to Non-GAAP Financial Results

Statement of Operations Reconciliation (in thousands)	Three Months Ended December 31, 2007	Three Months Ended December 31, 2006
GAAP Net income (loss)	$1,092	$(1,216)
Stock-based compensation expense charged to operating expense	403	1,473
Stock-based compensation expense related to custom contracts	13	233
Restructuring charges	(3)	---
Amortization of intangibles related to Ingot acquisition	69	---
Tax effect	(176)	(673)
Non-GAAP net income (loss)	$1,398	$(183)
Virage Logic Corporation
Unaudited GAAP and Non-GAAP Consolidated Statements of Operations
(In thousands, except per-share amounts)

	For the Three Months Ended December 31, 2007				For the Three Months Ended December 31, 2006
	GAAP	Adjust- ments		Non- GAAP	GAAP	Adjust- ments		Non- GAAP

Revenue:
License	$10,761	$	---	$10,761	$8,422	$	---	$8,422
Royalties	3,299		---	3,299	3,103		---	3,103
Total revenues	14,060		---	14,060	11,525		---	11,525
Cost and expenses:
Cost of revenues	2,447		(102)	2,345	3,727		(477)	3,250
Research and development	5,858		(290)	5,568	5,076		(333)	4,743
Sales and marketing	3,593		(88)	3,505	3,654		(380)	3,274
General and administrative	1,775		(5)	1,770	2,664		(516)	2,148
Restructuring charges	(3)		3	---	---		---	---
Total cost and expenses	13,670		(482)	13,188	15,121		(1,706)	13,415
Operating income (loss)	390		482	872	(3,596)		1,706	(1,890)
Interest income and other, net	1,167		---	1,167	943		---	943
Income (loss) before taxes	1,557		482	2,039	(2,653)		1,706	(947)
Income tax provision (benefit)	465		176	641	(1,437)		673	(764)

Net income (loss)	$1,092		$306	$1,398	$(1,216)		$1,033	$(183)

Earnings per share:
Basic	$0.05		$0.01	$0.06	$(0.05)		$0.04	$(0.01)
Diluted	$0.05		$0.01	$0.06	$(0.05)		$0.04	$(0.01)

Shares used in computing per share amounts:
Basic	23,419			23,419	23,057			23,057
Diluted	23,733			23,733	23,057			23,057
Virage Logic Corporation
Unaudited Consolidated Balance Sheets
(In thousands)

	December 31, 2007	September 30, 2007
ASSETS:
Current assets:
Cash and cash equivalents	$21,655	$14,820
Short-term investments	40,117	42,840
Accounts receivable, net	9,279	12,170
Costs in excess of related billings on uncompleted contracts	1,376	1,134
Deferred tax assets – current	1,938	1,939
Prepaid expenses and other current assets	4,007	4,766
Taxes receivable	2,550	2,320
Total current assets	80,922	79,989

Property, equipment and leasehold improvements, net	3,661	3,643
Goodwill	11,369	11,355
Other intangible assets, net	2,558	2,705
Deferred tax assets	13,328	13,178
Long-term investments	16,063	17,528
Other long-term assets	367	473

Total assets	$128,268	$128,871

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$587	$1,027
Accrued expenses	4,172	4,659
Deferred revenue	5,911	8,996
Income taxes payable	3,356	2,992
Total current liabilities	14,026	17,674
Deferred tax liabilities	978	978
Total liabilities	15,004	18,652

Stockholders’ equity:
Common stock	23	23
Additional paid-in capital	137,686	135,926
Accumulated other comprehensive income (loss)	1,202	1,009
Accumulated deficit	(25,647)	(26,739)
Total stockholders’ equity	113,264	110,219

Total liabilities and stockholders’ equity	$128,268	$128,871

CONTACT:
Virage Logic Corporation
Christine Russell, 510-360-8025
christine.russell@viragelogic.com
or
Lytham Partners, LLC
Joe Diaz, Joe Dorame, or Robert Blum, 602-889-9700
virl@lythampartners.com